Exhibit (a)(10)

NAVISTAR INTERNATIONAL CORPORATION 4201 WINFIELD ROAD, P. O. BOX 1488, WARRENVILLE, IL 60555
Media Contact:	Roy Wiley	630-753-2627
Investor Contact:	Heather Kos	630-753-2406
Web site: www.nav-international.com

NAVISTAR ANNOUNCES EXPIRATION AND RESULTS OF TENDER OFFER
AND CONSENT SOLICITATION FOR ITS 2.50 PERCENT SENIOR
CONVERTIBLE NOTES

WARRENVILLE, Ill. — August 9, 2006 — Navistar International Corporation (NYSE: NAV) announced today the expiration and final results of its cash tender offer and consent solicitation with respect to its outstanding $190.0 million in aggregate principal amount of 2.50 percent senior convertible notes due 2007.  The tender offer expired at midnight, New York time on August 8, 2006.  As of August 9, 2006, Navistar accepted for payment and intends to promptly pay for tendered notes from holders of $189.991 million in aggregate principal amount, or 99.995 percent, of the outstanding notes pursuant to Navistar’s offer to purchase and related letter of transmittal. In exchange for each $1,000 principal amount of notes validly tendered and accepted for payment, holders of the notes will receive $1,010 in cash, plus accrued and unpaid interest through, but not including, the date of purchase.  Navistar plans to pay for the tendered 2.50 percent notes using funds previously placed into escrow for this purpose.

As a result of receiving consents from holders of more than a majority in aggregate principal amount of the 2.50 percent notes, Navistar executed a supplemental indenture relating to the indenture governing the notes, which, among other things, waived any and all defaults and events of defaults existing under the indenture, eliminated certain covenants and certain events of default and related provisions in the indenture and rescinded any and all prior notices of default and/or acceleration delivered to Navistar pursuant to such indenture.

“This represents the last step in the transformation of Navistar’s capital structure,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “This successful tender offer means we have cured all defaults associated with the company’s public notes and reduced the number of shares outstanding for diluted EPS calculations.”

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Page Two — Results of 2.50% Tender

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities. Holders of the 2.50 percent notes and investors may obtain a free copy of the tender offer statement on schedule TO, the offer to purchase and other documents that Navistar has filed with the Securities and Exchange Commission relating to the 2.50 percent notes tender offer at the SEC’s Web site at www.sec.gov. These materials contain important information regarding Navistar and the tender offer.

About Navistar

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements

Information provided and statements contained in the presentation that are not purely historical are forward —looking statements.  Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006.